United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d)OF THE SECURITIES EXCHAGNE ACT OF 1934.

                                ----------------

Commission file number              0-24039

                        INDUSTRIAL RUBBER PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

         3516 13th Avenue East
         Hibbing, MN                                   55746
(Address of principal executive offices)             (Zip Code)

                                 (218) 263-8831
                (Issuer's telephone number, including area code)

                                       Common Stock
            (Title of each class of securities covered by this Form)

                                       None
 (Titles of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to dsignate the appropraite rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) _X_
        Rule 12g-4(a)(1)(ii)___
        Rule 12g-4(a)(2)(i) ___
        Rule 12g-4(a)(2)(ii)___
        Rule 12h-3(b)(1)(i) ___
        Rule 12h-3(b)(1)(ii)___
        Rule 12h-3(b)(2)(i) ___
        Rule 12h-3(b)(2)(ii)___
        Rule 15d-6 ___

     Approximate number of holders of record as of the certification or notice date: 139

     Pursuant to the requirements of the Securities Exchange act of 1934 Industrial Rubber Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        /s/ James A. Skalski
Date:  January 12, 2004                ----------------------------------------
                                        James A. Skalski,  Comptroller